General Steel to Restate Certain Items in Accounting Treatment Related to Collaboration with Shaanxi Iron and Steel Group, Co. Ltd.

Company to Restate 2009 and 2010 Financial Results; No Material Impact on Sales Revenue; No Impact on Cash Balances

Company Expects to File All Outstanding Financial Statements with the SEC and Regain Compliance with NYSE Listing Requirements

BEIJING – June 8th, 2012 -- General Steel Holdings, Inc. ("General Steel" or the “Company") (NYSE: GSI), one of China's leading non-state-owned producers of steel products and aggregators of domestic steel companies, today announced that it will restate the accounting treatment for certain reimbursements received related to its collaboration with Shaanxi Iron and Steel Group, Co. Ltd. ("Shaanxi Steel") on the construction of equipment by Shaanxi Steel during the period from June 2009 to March 2011.

The Company will restate its 2009 and 2010 financial statements in an amended Annual Report on Form 10-K/A for the year ended December 31, 2010 and amended quarterly reports on Form 10-Q/A for the quarters ended June 30, 2010, September 30, 2010 and March 31, 2011. Following the restatements, the Company will file its outstanding 2011 quarterly reports on Form 10-Q for the periods ended June 30, 2011, September 30, 2011 and March 31, 2012, as well as its Annual Report on Form 10-K for the year ended December 31, 2011. The Company expects to file these documents with the U.S. Securities and Exchange Commission (“SEC”) as soon as practicable and regain compliance with the continued listing standards of the New York Stock Exchange.

“I am grateful for the tremendous effort put forth by our finance team since the second quarter of 2011, and our collective diligence and proactive consultation with the Office of the Chief Accountant of the SEC, which have enabled us to reach this outcome. With this solution in-hand, we are prepared to move forward to complete the outstanding filings as soon as possible,” said John Chen, Chief Financial Officer of General Steel. “While the delays caused by these restatements were unfortunate, we believe the process was ultimately beneficial and will enable us to continue to adhere to the highest standards of accounting policies and internal controls. Our business remains strong and we look forward to reporting our results and continuing to build shareholder value.”

As previously disclosed, the Company has been reassessing the accounting treatment with regard to its collaboration with Shaanxi Steel on the construction of equipment by Shaanxi Steel from June 2009 to March 2011. During this period, General Steel worked with Shaanxi Steel to build new state-of-the-art equipment at the site of General Steel’s principal subsidiary, Shaanxi Longmen Iron and Steel Co., Ltd. (“Longmen JV”). As a result, the Company’s Longmen JV incurred certain costs of construction as well as economic losses on suspended production of certain small furnaces and other equipment to accommodate the construction of the new equipment, on behalf of Shaanxi Steel. To compensate the Company, in the fourth quarter of 2010, Shaanxi Steel reimbursed Longmen JV RMB 108 million related to the value of assets dismantled, various site preparation costs incurred by Longmen JV and rent under a 40-year property sub-lease that was entered into by the parties in June 2009 (the “Longmen Sub-lease”), and RMB 183 million for the reduced production efficiency caused by the construction. These reimbursements were reported as other income and a reduction of cost of goods sold in the fourth quarter of 2010. In addition, in 2010 and 2011, Shaanxi Steel reimbursed Longmen JV RMB 89 million each year for trial production costs related to the two new blast furnaces, two new converters and one new sintering machine constructed and owned by Shaanxi Steel, which were recorded as reductions to cost of goods sold in the fourth quarter of 2010 and in the first quarter of 2011. All of these reimbursements were settled by offsetting other payables due from Longmen JV to Shaanxi Steel.

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The Company believed that the original accounting treatment for the reimbursement was in accordance with U.S. GAAP, based upon its understanding of the economic substance and the nature of reimbursement and its interpretation of U.S. GAAP. This accounting treatment was included in the Company’s 2010 financial statements, which were audited by its former independent registered public accounting firm. Specifically, the reimbursement to Longmen JV of the costs incurred was recognized and treated as income as the reimbursements were received, based on an oral agreement reached with Shaanxi Steel at the onset of the construction in June 2009. Subsequently, the parties entered into a written agreement in December 2010, which was effectively the implementation of the prior oral agreement and the confirmation that such costs would be reimbursed subject to an independent audit firm’s verification. The reimbursements were legally and contractually unrelated to any future agreements between the parties, which may have changed the accounting treatment.

However, in connection with the preparation of its quarterly report on Form 10-Q for the quarter ended June 30, 2011, the Company revisited the appropriate treatment for these items. Given the complexity, and the unique structure of the transaction and the challenge with respect to finding the appropriate accounting guidance, either by direct application or analogy in relation to various aspects of the transaction, both the Company’s current and former auditors agreed that a review by the Office of the Chief Accountant (“OCA”) of the SEC with respect to the appropriate accounting treatment for the compensation would be helpful.

On October 18, 2011, the Company requested guidance from the OCA. On April 20, 2012, after several rounds of written and oral communications, the OCA provided the Company with its guidance with respect to the accounting treatment. Following receipt of the guidance from the OCA, the Company concluded that it is appropriate to restate its previous accounting for these transactions and has forwarded to OCA a letter describing the final decisions regarding treatment of these items.

As a result of this process, the Company centered the accounting treatment on the Longmen Sub-lease, under which Longmen JV sub-leased the land to Shaanxi Steel on which the new furnaces were constructed. Under this approach, the reimbursement for the net book value of the fixed assets that were demolished and for the inefficiency costs caused by the construction and loss incurred in the beginning stages of the system production are considered a part of the sub-lease. Applying the leasing guidance, these reimbursements are effectively additional rent under the sub-lease and are incorporated into the accounting treatment for the sub-lease and amortized to income over the remaining sub-lease term. In other words, the Company has concluded that, except for the reimbursement for site preparation costs, for which the income statement treatment will remain unchanged, the amount of reimbursement and previously recorded income should be deferred and recognized as a component of the property that was sub-leased during the construction, to be amortized to income over the remaining terms of the 40-year sub-lease.

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In summary, the effects on the financial statements of these restatements, subject to audit, will be as follows:

1.	Reimbursements for the net book value of dismantled assets of RMB 70.1 million and inefficiency costs of RMB 183 million, which were recorded as reductions to costs of goods sold in the fourth quarter of 2010, will instead be deferred and amortized to income over the remaining term of the 40-year sub-lease.
2.	Rent under the sub-lease for the period from inception of the land sub-lease to the fourth quarter of 2010, which was all recognized as rental income in the fourth quarter of 2010, will be recognized in the appropriate periods to which the rent relates, starting from June 2009.
3.	Reimbursements for trial production costs of RMB 89 million and RMB 89 million, which were recognized as reductions to costs of goods sold in the fourth quarter of 2010 and the first quarter of 2011, respectively, will instead be deferred and amortized to income over the remaining term of the 40-year sub-lease. At various stages during this trial production phase, although Longmen JV was still testing the newly constructed assets, certain of the assets, mainly the sintering machine, converters and blast furnaces, came online and became available to produce saleable or usable output. Therefore, these assets would be considered ready for use when they started producing output. As Longmen JV was using these completed assets free of charge as they came online, this is considered an arrangement containing a lease and as such, lease expense based upon an estimate of fair value will be recognized for this free-use period prior to the Cooperation Agreement being signed in the second quarter of 2011. Deferred lease income will be credited and amortized over the period of the land sub-lease, consistent with the reimbursements for the inefficiencies.
4.	For the above costs, receivables for the reimbursements were not recognized until the fourth quarter of 2010. Receivables for these costs and the site preparation cost of RMB 31.7 million, which were originally recorded as a reduction to costs of goods sold in the fourth quarter of 2010, will be restated such that they are recognized as the costs were incurred.

While the restatement of these reimbursements has the effect of deferring recognition as income of amounts previously recognized in 2010 and the first quarter of 2011, and reflecting the added benefit of continuous recognition of sub-lease income from the reimbursement received from Shaanxi Steel in the future, the Company does not expect these changes to impact its reported sales revenue or cash balances. Furthermore, the restatement has no impact on the results of the Company’s manufacturing production, nor has the Company encountered any issues relating to the accounting treatment of historical revenue recognition. The Company’s management is currently evaluating and assessing the implications of this matter on the effectiveness of internal control over financial reporting.

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The Company has already begun preparing the amendments to its 2009 and 2010 financial statements contained in its 2010 Annual Report on Form 10-K/A and quarterly reports on Form 10-Q/A for the quarters ended June 30, 2010, September 30, 2010 and March 31, 2011. Upon completion of the amended filings, the Company will begin preparing its quarterly reports on Form 10-Q for the periods ended June 30, 2011, September 30, 2011 and March 31, 2012, and its Annual Report on Form 10-K for the year ended December 31, 2011.

“Over the last several months, while working through these accounting items, we have also made great progress against our key strategic initiatives and are poised for long-term growth and success,” said Mr. Henry Yu, Chief Executive Officer of General Steel. “We have bolstered our nationwide distribution network and strengthened our direct sales capabilities through strategic framework agreements with three large state-owned enterprises in Shaanxi Province. The markets we serve are expected to experience rapid growth in the coming years, supported by a substantial government investment in infrastructure, housing and power-related projects in China’s western region. Our strong reputation among both public and private sector customers, coupled with the geographic advantage of Longmen JV located in Western China, position General Steel well to benefit from the continued advancement of this dynamic market.”

About General Steel Holdings, Inc.

General Steel Holdings, Inc., (NYSE: GSI), headquartered in Beijing, China, operates a diverse portfolio of Chinese steel companies. With 7 million metric tons of crude steel production capacity under management, its companies serve various industries and produce a variety of steel products including rebar, high-speed wire and spiral-weld pipe. General Steel Holdings, Inc. has steel operations in Shaanxi and Guangdong provinces, Inner Mongolia Autonomous Region and Tianjin municipality. For more information, please visit www.gshi-steel.com.

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Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or beliefs about future events and financial, political and social trends and assumptions it has made based on information currently available to it. The Company cannot assure that any expectations, forecasts or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized. Actual results could differ materially from those projected in the forward-looking statements as a result of inaccurate assumptions or a number of risks and uncertainties. These risks and uncertainties are set forth in the Company's filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under "Risk Factors" and elsewhere, and include: (a) those risks and uncertainties related to general economic conditions in China, including regulatory factors that may affect such economic conditions; (b) whether the Company is able to manage its planned growth efficiently and operate profitable operations, including whether its management will be able to identify, hire, train, retain, motivate and manage required personnel or that management will be able to successfully manage and exploit existing and potential market opportunities; (c) whether the Company is able to generate sufficient revenues or obtain financing to sustain and grow its operations; (d) whether the Company is able to successfully fulfill our primary requirements for cash; and (e) other risks, including those disclosed in the Company's Form 10-K, filed with the SEC.  Forward-looking statements contained herein speak only as of the date of this release. The Company does not undertake any obligation to update or revise publicly any forward-looking statements, whether to reflect new information, future events or otherwise.

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Contact Us

In China:

Jenny Wang

General Steel Holdings, Inc.

Tel: +86-10-5775-7691

Email: jenny.wang@gshi-steel.com

Wendy Sun

The Piacente Group, Inc.

Investor Relations

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Email: generalsteel@tpg-ir.com

In the US:

The Piacente Group, Inc.
Investor Relations
Brandi Floberg or Lee Roth
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Email: generalsteel@tpg-ir.com